Exhibit 99.1

Liberty Global Reports Q2 and H1 2016 Results

277,000 Subscriber Adds, Double Prior Year & Up 78% Sequentially
H1 Rebased Revenue Growth of 3% Reaching ~$10 billion
Aggressive Equity Repurchases Totaling ~$700 million in Q2
Closing of Strategic Cable & Wireless Deal Transforms LiLAC
Received Conditional Regulatory Clearance for Dutch Joint Venture
Updating 2016 Guidance to Include BASE and CWC

Denver, Colorado August 4, 2016: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK), today announces financial and operating results for the three months ("Q2") and six months ("YTD" or "H1") ended June 30, 2016 for the Liberty Global Group1 and the LiLAC Group1.

Key highlights for the consolidated operations of Liberty Global plc
•Q2 Organic RGU2 additions of 277,000, a two-fold increase versus 138,000 in Q2 2015
◦Driven by well-balanced improvements across all three products, aided by new build
◦Substantial year-over-year improvement driven by the U.K., the Netherlands & Germany
◦YTD RGU additions total 433,000, powered by 369,000 broadband internet additions
•Over 500,000 homes built or upgraded YTD, program on track for 1.5 million homes in 2016
•Rebased3 revenue growth of 3% YTD, reaching $9.7 billion
◦Q2 rebased revenue growth of 2.5% adversely impacted by the Netherlands
◦Germany at 7%, Chile at 4.5%, and Belgium at 3.5% key Q2 contributors
•Operating income of $1.1 billion YTD down 9% YoY, including $488 million in Q2 down 22%
•YTD OCF4 of $4.4 billion, reflecting rebased growth of 2%
◦Q2 rebased OCF growth of 1%, expect significant H2 acceleration
◦Liberty Global Group 2016 rebased OCF guidance, now including BASE5: 4-5%
◦LiLAC Group 2016 rebased OCF guidance, now including CWC6: remains 5-7%
•YTD net cash provided by operating activities, net cash used by investing activities and net cash provided by financing activities of $2.7 billion, $2.6 billion and $168 million, respectively
•Q2 Free Cash Flow ("FCF")7 of $481 million, including $516 million attributed to Europe
◦Liberty Global Group 2016 FCF guidance, now including BASE: $1.8 billion8
◦LiLAC Group FCF still expected to be limited in 2016, now including CWC8
•Repurchased nearly $700 million of equity in Q2, including ~$300 million in late June

Operating and financial highlights for Liberty Global Group, our European business
•Organic Q2 RGU additions of 231,000, a ~140% improvement versus Q2 2015
◦YoY Q2 increase driven by improvements in all three cable products
•Added 109,000 organic postpaid mobile subscribers in Q2 2016
◦Solid Q2 mobile postpaid adds in the U.K. of 40,000 and 28,000 in Belgium
•Next-generation9 video base surpassed seven million subscribers in Q2
◦Added 184,000 Horizon TV subscribers and 66,000 TiVo subscribers
•Rebased revenue growth of 3% in Q2, supported by B2B (including SOHO) growth of 11%
•Operating income contraction of 9% to $509 million in Q2
•Q2 rebased OCF growth of 1%, increasing to 2% when excluding Ziggo as per guidance
◦Q2 growth adversely impacted by certain nonrecurring and nonoperational items

•	Active capital management creates balance sheet strength, seven year average debt tenor
◦Net leverage10 of 4.9x in Q2, down from 5.3x at March 31, 2016
◦Blended cost of debt11 at 4.7% and total liquidity12 of $4.6 billion

Operating and financial highlights for LiLAC Group, our Latin American & Caribbean business
•Gained 46,000 RGU additions and 18,000 organic customer13 additions in Q2 2016
◦Continued traction in Chile with 37,000 new RGUs, best quarterly result in three years
◦Cable & Wireless ("CWC") added 7,000 RGUs post the mid-May acquisition
•Ended Q2 2016 with 3.8 million mobile subscribers following the CWC acquisition
•CWC integration well underway, expect to provide synergy update later this year
•Rebased revenue growth of 3% YTD, led by VTR's 6% growth in Chile
◦Q2 rebased revenue growth of 1%, impacted by CWC revenue contraction of 1%
•Operating loss of $21 million in Q2 2016 as compared to $66 million operating gain in Q2 2015
•Rebased OCF grew 6% YTD, supported by all three operations
◦3% rebased OCF growth in Q2 with 5% growth in Puerto Rico and 4% at CWC

•	Finished Q2 with net leverage of 4.1x, including over $500 million in cash

CEO Mike Fries stated, "As we continue to put the building blocks of Liberty Go in place, we are starting to see the first evidence of success with the acceleration of our subscriber additions in the first half of 2016. We substantially outperformed our prior-year Q2 and our sequential Q1 results with the addition of 277,000 RGUs in Q2 this year. Unitymedia in Germany added 109,000 RGUs, representing our best quarterly result in eighteen months, while Virgin Media in the U.K. posted 66,000 RGU additions, our best Q2 performance in the U.K. in eight years. Over the first six months of 2016, we doubled our subscriber additions compared to last year with improvements across all three cable products, while at the same time adding over 200,000 new postpaid mobile subscribers. Looking ahead, we expect our new build activity to continue providing a tailwind to our subscriber volumes, further supported by our investments to innovate around superior broadband speeds and next-generation video platforms, along with the development of the most advanced fixed-mobile converged products in our markets.”
"In Europe we reported 4.0% rebased revenue and 2.4% rebased OCF growth for Q2 (excluding Ziggo and BASE), with solid performances in Germany, Belgium and, to a lesser extent, our U.K. business. In that market, our OCF growth in Q2 was adversely impacted by certain nonrecurring and nonoperational items. In the second half of 2016, we expect that our rebased OCF growth in the U.K. and overall will significantly improve, driven by the impacts of new build and the related acceleration in subscriber additions, as well as the first efficiencies from our Liberty Go initiative. And we remain committed to delivering 7-9%14 rebased OCF growth through the end of 2018."
"On the M&A front, we received conditional Phase 1 clearance from the European Commission for our proposed joint venture with Vodafone in the Netherlands. The approval is great news for all Dutch consumers and businesses, as well as for our shareholders, as the combination will create a truly converged company with compelling organic growth prospects and substantial synergies. In May, we closed the Cable & Wireless transaction, transforming our LiLAC business into a regional powerhouse with over five million fixed and nearly four million mobile subscribers across Latin America and the Caribbean. In addition, the recent distribution of LiLAC shares has significantly enhanced the trading liquidity of that security."
"In late June, British voters decided to leave the EU. Fortunately, the debt on our balance sheet remains hedged against currency and interest rate exposures, while our average tenor currently stands at seven years. As a side note, we have not seen a slowdown of demand in the U.K., sales are actually up year-over-year. Finally, while we were restricted on share buybacks in the early part of Q2 due to the pending Cable & Wireless transaction, we have been aggressive buyers since closing. In total, we repurchased $700 million of stock in Q2, including $300 million in the days post-Brexit. We remain fully committed to repurchasing at least $3.0 billion of additional equity by the end of next year."
Subscriber Statistics - Liberty Global Group (Europe)

At June 30, 2016, Liberty Global Group provided a total of 53.9 million subscription services ("RGUs") across its footprint of 49.8 million homes passed15 in Europe. These services consisted of 22.5 million video, 17.1 million broadband internet and 14.3 million telephony RGUs. As compared to March 31, 2016, we increased our total RGUs by 231,000 on an organic basis. This was more than double the 97,000 organic RGU additions that we delivered in Q2 2015, driven by well-balanced improvements across all three fixed-line products and aided by the ongoing network expansion across our footprint. On a sequential basis, net additions increased by 70% or 97,000 RGUs, mainly driven by an improved video performance. Supported by record Q2 growth in the U.K. with 31,000 customers and strong customer additions in Germany of 11,000, our base in Europe expanded by 4,000 on an organic basis in Q2 to 25.7 million unique customers. We ended the quarter with a bundling ratio of 2.1 RGUs per customer, as 46% of our customers subscribed to a triple-play (11.8 million), 17% subscribed to a double-play (4.5 million) and 37% subscribed to a single-play product (9.4 million).

From a geographical perspective, our Q2 2016 organic RGU additions were led by our Western European performance, where we delivered 140,000 net additions. This result was a substantial improvement from the 45,000 RGUs that we added in the second quarter of 2015. Meanwhile, our Central and Eastern Europe ("CEE") region also showed a strong year-over-year improvement, adding 92,000 organic additions in Q2 2016, nearly double our result from the prior-year quarter. From an individual country performance, our Western European result was fueled by Virgin Media in the U.K., which reported 66,000 subscriber additions. This result, which was Virgin Media's best Q2 performance in the U.K. in eight years, was supported by strong marketing campaigns, new Project Lightning homes and record low churn. Another notable performer in Q2 was Germany, where Unitymedia delivered RGU additions of 109,000, its best quarterly performance in the last 18 months. This success was partly credited to our "Highspeed Weeks" campaign, which resulted in increased uptake of our high speed broadband bundles, as 80% of new subscribers were signing up for packages with broadband speeds of 120 Mbps or higher. In Belgium, Telenet added 18,000 subscribers in Q2, nearly a 25% year-over-year improvement that was bolstered by the attractiveness of its superior entertainment bundles and new WIGO campaign, which features Telenet's first all-in-one converged offering.

Elsewhere in Europe, UPC in Switzerland experienced RGU attrition of 20,000 in Q2, due in part to our higher-priced product portfolio in an intensified competitive environment. The Swiss Q2 performance, which was similar to our Q1 RGU loss in Switzerland, was driven by lower sales that more than offset improved sequential churn levels across all products. Rounding out our key Western European operations, Ziggo in the Netherlands posted RGU attrition of 28,000 in Q2 2016, which reflects an improvement of 12,000 RGUs sequentially and 59,000 RGUs year-over-year. Our Dutch performance was attributable to lower churn and higher sales, as the investments in our customer service and entertainment platform are beginning to yield results.

Turning to our product performance, our organic subscriber growth was powered again by our broadband internet results, as we added 160,000 RGUs in Q2 2016, a 46% acceleration as compared to the 110,000 RGUs gained in Q2 2015. This was mainly driven by year-over-year improvements in the U.K. (36,000) and the Netherlands (20,000). Similarly, our Q2 fixed-line telephony RGU additions of 143,000 improved 45% year-over-year, led by the U.K. and Germany with 23,000 and 18,000 improvements, respectively.

Looking at our video performance, we lost 72,000 subscribers in Q2 2016, a significant improvement versus the 111,000 video attrition that we posted in Q2 2015. In total, nine out of our 12 European countries reported better year-over-year video results, of which Ziggo delivered the most material improvement, as video attrition in the Netherlands decreased by 24,000 RGUs. At the end of Q2, we had 14.2 million enhanced video subscribers16, representing enhanced video penetration17 of 66%, and 7.5 million basic video subscribers18. With regard to our next-generation video subscriber base, which includes TiVo, Horizon TV (including Horizon-Lite) and Yelo TV, we added 304,000 subscribers in Q2 2016, while surpassing two milestones. In the U.K., Virgin Media delivered 66,000 new TiVo subscribers and crossed the three million subscriber threshold, representing 82% of our U.K. video base. Also, our next-generation TV subscriber count at the end of Q2 2016 surpassed seven million subscribers for the first time. With respect to our Horizon product suite, we added 184,000 subscribers to Horizon TV and 45,000 to Horizon-Lite in Q2 2016. The markets with the biggest Horizon TV gains in the quarter were at Ziggo with 91,000, Unitymedia with 42,000 and Poland with 35,000. Furthermore, we rolled out our Horizon-Lite product, which provides a Horizon-like user interface on legacy boxes and thereby improves the customer experience, in Slovakia (38,000) and Hungary (7,000) during Q2. Finally, we expanded our popular Replay TV functionality to Horizon-Lite (Czech, Slovakia and Hungary) and Horizon Go in three additional countries (Switzerland, Czech and Slovakia) during Q2. Currently, 36% of our total video base (in countries that offer next-generation TV services) subscribed to one of our innovative next-generation TV platforms at June 30, 2016, as compared to 29% one year ago.

With respect to our wireless business in Europe, we finished Q2 2016 with 6.7 million mobile subscribers19. During the second quarter of 2016, we added 105,000 postpaid subscribers, partially offset by a loss of 53,000 lower-ARPU20 prepaid subscribers. This net growth of 52,000 mobile subscribers was primarily driven by our Western European operations, which added 47,000 subscribers, while our CEE countries contributed 6,000 additions. From a country perspective, the U.K. and Switzerland gained 24,000 and 15,000 mobile subscribers, respectively. The results in the U.K. were led by our continued focus on gaining postpaid subscribers, adding 40,000 in Q2 2016 and 181,000 subscribers over the last twelve months, on the back of the continued success of our split-contracts21 Freestyle proposition. The growth of 15,000 mobile subscribers in Switzerland in Q2 marks a material step-up, both sequentially and year-over-year, helped by the success in our larger retail shop presence, as well as our "Mega Deal" campaign, which promotes our mid-tier mobile offering to our fixed-line customers. Meanwhile in Belgium, Telenet added 28,000 postpaid mobile subscribers organically in Q2, but this was more than offset by the loss of 36,000 prepaid subscribers from the former BASE business. The growth in postpaid was partly driven by attractive "Family Deal" offers, early success of Telenet's new WIGO offering and the continued success of split-contracts,21 which were introduced in Q3 2015. We also had modest additions in Austria, Ireland, Germany and CEE. On the product innovation front, we successfully launched our 4G mobile services in Austria and Ireland in July, and we also extended our split-contract Freestyle proposition to Ireland.

Revenue - Liberty Global Group (Europe)
For the three and six months ended June 30, 2016, revenue attributed to the Liberty Global Group increased 5% to $4.5 billion and 3% to $8.8 billion, respectively, as compared to the corresponding 2015 periods. For both periods, our reported revenue growth was driven primarily by the inclusion of BASE in Belgium and our organic revenue growth, partially offset by negative foreign currency ("FX") movements, mainly related to the strengthening of the U.S. dollar against the British pound. When adjusting to neutralize the impact of acquisitions, dispositions and FX, our operations attributed to the Liberty Global Group achieved year-over-year rebased revenue growth of 3% during both the three and six months ended June 30, 2016.
Our rebased revenue performance during the YTD period included the net effect of certain nonrecurring and non-operational items, the most significant of which was the $21 million net positive impact of the upfront recognition of mobile handset revenue, largely in connection with our split-contract21 programs in the U.K., Belgium and Switzerland. In addition, the favorable $9 million impact of the YTD higher amortization of deferred upfront fees on B2B contracts22 in the U.K. was more than offset by a $10 million reduction in cable subscription revenue resulting from a change in the regulations governing certain fees Virgin Media charges to its customers in the U.K. The net effect of nonrecurring and non-operational items in Q2 was not material.
From a geographic perspective, we delivered 3% rebased revenue growth in Western Europe in Q2, consistent with the results that we posted in the prior-year period and in Q1 2016. Our Central and Eastern European operations also delivered 3% rebased revenue growth, an improvement from 1% growth in Q2 2015 and in-line with Q1 2016. The year-over-year improved performance in CEE was primarily the result of improvement in our DTH operation, as well as in our businesses in the Czech Republic and Poland.
Turning back to Western Europe, which represents nearly 95% of Liberty Global Group's revenue, our second quarter 2016 top-line performance was highlighted by our results in Germany, where we posted 7% rebased revenue growth, an improved result as compared to the 6% rebased growth that we reported in Q2 2015. Our German performance was primarily attributable to higher cable subscription revenue, driven by an increase in both ARPU per RGU and subscribers. In Belgium, Telenet posted 3.5% rebased revenue growth in Q2, as higher top-line growth in Telenet's legacy business was partly offset by revenue headwinds in the recently acquired BASE mobile business. Meanwhile, at Virgin Media, we reported 3% rebased revenue growth in Q2, mainly driven by accelerated RGU growth. In addition, Virgin Media's top-line continued to be supported by higher business revenue, partly driven by increases in underlying data volumes, and our mobile business. Looking ahead, we anticipate Virgin Media's revenue growth in the second half of 2016 to be higher than the first half of the year as we expect to benefit from continued volume growth, increasingly driven by Project Lightning, and ARPU improvements. In Switzerland/Austria, our rebased revenue growth was 2% in Q2 2016, where improvements in mobile revenue and higher ARPU per RGU more than offset the effects of the aforementioned subscriber attrition.
Finally, in the Netherlands, Ziggo reported a rebased revenue decline of 3% in Q2, consistent with the past three quarters, as RGU losses over the last twelve months and lower ARPU per RGU more than offset revenue gains in mobile. Looking ahead, we expect to benefit from the July 1, 2016 price increase, but due to subscriber losses over the last twelve months and the current competitive environment, we foresee continued top-line pressure throughout 2016.
Our B2B (including SOHO)22 and mobile operations (including interconnect and handset sales) posted Q2 rebased revenue growth rates of 11% and 2%23, respectively, as compared to Q2 2015. Of note, the mobile rebased revenue growth was negatively impacted by the aforementioned BASE revenue headwinds.
Operating Income - Liberty Global Group (Europe)
For the three and six months ended June 30, 2016, Liberty Global Group's operating income was $509 million and $1.0 billion, respectively, representing declines of 9% and 3%, respectively, when compared to the prior-year periods. These declines were primarily due to the net effect of (i) increases in impairment, restructuring and other operating items, net, (ii) increases in OCF, as described below, and (iii) for the three-month comparison, an increase in share-based compensation expense.
Operating Cash Flow - Liberty Global Group (Europe)
For the three and six months ended June 30, 2016, OCF for the operations attributed to the Liberty Global Group was $2.1 billion and $4.1 billion, respectively, representing 1% growth year-over-year in each period. The result for the three-month period was driven primarily by the aforementioned inclusion of BASE and our organic OCF growth, while the six-month period result was primarily driven by organic OCF growth, and, to a lesser extent, the inclusion of BASE. Both periods were negatively affected by FX movements, mainly related to the appreciation of the U.S. dollar relative to the British pound. On a rebased basis, the operations attributed to the Liberty Global Group reported OCF growth for the three and six months ended June 30, 2016 of 1% and 2%, respectively.
The Liberty Global Group rebased OCF performance for Q2 2016 was partially impacted by the nonrecurring and non-operational revenue items mentioned above and the fact that our Q2 2015 costs benefited from the favorable net impact of nonrecurring or non-operational items to a greater extent than did our Q2 2016 costs. The most significant of these items was the $11 million negative impact of reduced network infrastructure charges in the U.K. in Q2 2015, the $8 million positive impact of lower year-over-year Ziggo integration expenses in the Netherlands, the negative impact of an $8 million nonrecurring favorable settlement of an operational contingency at Telenet in Q2 2015 and the positive impact of a similar nonrecurring favorable settlement of $7 million at Telenet in Q2 2016. For the YTD 2016 period, a benefit related to the H1 2015 Ziggo integration costs of $23 million was partly offset by various nonrecurring and non-operational items in the first half of 2015, mainly in the U.K. As a result, the impact of nonrecurring and non-operational items on our costs in the YTD period was limited.
From a regional standpoint, our Western European operations delivered 2% rebased OCF growth in the second quarter of 2016, while our CEE operations reported a 2% rebased OCF contraction. The CEE performance was partially related to revenue growth that was more than offset by higher costs largely related to increased programming costs and staff-related and sales and marketing costs related to new build activities.

Looking at Liberty Global Group's markets in Western Europe, our second quarter performance was led by Unitymedia in Germany, which posted 7% rebased OCF growth in Q2 2016, mainly due to the previously mentioned revenue drivers. With respect to our operations in Switzerland/Austria, we delivered 4% rebased OCF growth in Q2 2016, mainly due to the previously mentioned revenue drivers and lower staff and network related expenses that were partly attributable to the integration of our Swiss and Austrian organizations.
Moving to our largest operation, Virgin Media posted 1% rebased OCF growth in Q2, as the aforementioned revenue growth drivers were partially offset by higher programming costs and the negative impact of favorable nonrecurring items in the prior year. Telenet in Belgium reported 1% rebased OCF growth, supported by the previously-mentioned revenue drivers of our legacy fixed business, partly offset by BASE's OCF contraction. Rounding out our Western European operations, Ziggo posted a 4% rebased OCF contraction, as lower revenue and higher programming costs were only partially offset by lower indirect expenses.
The Liberty Global Group reported OCF margins24 of 46.4% and 46.5% for the three and six months ended June 30, 2016, respectively, as compared to the 48.4% and 47.7% margins that were reported for the corresponding prior-year periods. The year-over-year declines were affected by the inclusion of the lower OCF margins of BASE and the revenue and OCF trends noted above.
Property and Equipment Additions - Liberty Global Group (Europe)
For the three months ended June 30, 2016, the Liberty Global Group reported property and equipment ("P&E") additions25 of $1.1 billion or 24.6% of revenue, as compared to $971 million or 22.8% of revenue in Q2 2015. In terms of our YTD performance, we incurred P&E additions of $2.0 billion or 23.1% of revenue in the 2016 period versus $1.8 billion or 21.7% of revenue in the prior-year period.

The increase in absolute P&E additions for the Q2 and YTD 2016 periods is principally due to increased line extension and scalable infrastructure spend related to new build and upgrade activities across our footprint. In addition, the absolute increase in the YTD period includes higher customer premises equipment ("CPE") spend as a result of higher subscriber volumes. The higher absolute local currency P&E spend for both periods was partially offset by the strengthening of the U.S. dollar against the British pound.

In terms of the breakdown of our Q2 2016 P&E additions by category, 48% pertained to line extensions, upgrade/rebuild and scalable infrastructure, 27% was related to CPE and 25% was related to support capital.
Condensed Consolidated Statements of Cash Flows - Liberty Global Group (Europe)
For the six months ended June 30, 2016, the Liberty Global Group's net cash provided by operating activities was $2,561 million, as compared to $2,552 million during the prior-year period. This increase in cash provided is primarily attributable to the net effect of (i) lower cash payments related to derivative instruments, (ii) higher payments for interest, (iii) an increase in cash provided by OCF and related working capital items and (iv) higher payments for taxes.

For the six months ended June 30, 2016, the Liberty Global Group's net cash used by investing activities was $2,403 million, as compared to $1,419 million during the prior-year period. This increase in cash used is primarily attributable to the net effect of (i) an increase in cash used of $1,336 million associated with higher cash paid in connection with acquisitions, (ii) a decrease in cash used of $117 million associated with lower cash paid related to investments in and loans to affiliates and others, (iii) an increase in cash of $111 million related to net inter-group cash payments and receipts and (iv) a decrease in cash used of $70 million as a result of cash proceeds received in connection with the settlement of certain litigation.

For the six months ended June 30, 2016, the Liberty Global Group's net cash used by financing activities was $109 million, as compared to $1,602 million during the prior-year period. This decrease in cash used is primarily attributable to (i) $432 million related to higher net borrowings of debt, (ii) $292 million due to lower payments for financing costs and debt premiums, (iii) $260 million due to lower payments related to derivative instruments, (iv) $191 million due to lower repurchases of Liberty Global ordinary shares, (v) $142 million related to purchases of additional shares of our subsidiaries during the 2015 period and (vi) $130 million associated with an increase in cash received from call option contracts on Liberty Global ordinary shares.
Free Cash Flow - Liberty Global Group (Europe)
For the three and six months ended June 30, 2016, our operations attributed to the Liberty Global Group generated free cash flow of $516 million and $412 million, respectively, as compared to $539 million and $894 million, respectively, in the prior-year periods.

The decline in our FCF in Q2 2016, as compared to Q2 2015, was attributable to the net effect of (i) lower benefits from vendor financing activities, (ii) improvements in cash provided from OCF and related working capital items and (iii) lower interest payments (including related derivative instruments). The year-over-year decrease in the YTD period was primarily due to lower benefits from vendor financing activities and a decrease in cash provided from OCF and related working capital items.

Looking ahead, we are updating our Liberty Global Group guidance for FCF8 in 2016. Including the Netherlands for the full-year and BASE from February 12, 2016, we expect to deliver $1.8 billion of FCF in 2016 based on the FX rates as of August 2, 2016.

Leverage, Liquidity & Shares Outstanding - Liberty Global Group (Europe)
At June 30, 2016, we had attributed total third-party debt26 of $46.0 billion and cash and cash equivalents of $786 million for the Liberty Global Group. As compared to Q1 2016, our third-party debt decreased by $1.1 billion on a sequential basis, primarily due to the weakening of most of our borrowing currencies against the U.S. dollar.

After excluding $2.3 billion of debt backed by shares we hold in ITV plc, Sumitomo Corporation and Lions Gate Entertainment Corp., Liberty Global Group's consolidated adjusted gross and net leverage ratios were 5.0x and 4.9x, respectively, at June 30, 2016. Both of these ratios decreased as compared to March 31, 2016. The declines of 0.4x for both adjusted gross and net leverage ratios were mainly the result of a sequential increase in the reported quarterly OCF and the aforementioned lower debt balance due to the weakening of all of our borrowing currencies against the U.S. dollar.
At the end of the of Q2 2016, Liberty Global Group's average tenor of third-party debt was seven years, 91% of which comes due in 2021 and after. Our blended fully-swapped borrowing cost of such debt was 4.7% as of June 30, 2016. Our consolidated liquidity position on June 30, 2016 was approximately $4.6 billion, including $786 million of cash, and the aggregate unused borrowing capacity under our credit facilities27 totaled $3.8 billion.

At July 29, 2016, we had 920 million Liberty Global Group shares outstanding, including 264 million Class A ordinary shares, 11 million Class B ordinary shares and 645 million Class C ordinary shares.

Subscriber Statistics - LiLAC Group
At June 30, 2016, the LiLAC Group provided a total of 5.4 million subscription services to our 3.0 million unique fixed-line customers across our footprint of 6.0 million homes passed predominantly located within Latin America and the Caribbean. These services consisted of 1.7 million video, 2.0 million broadband internet and 1.7 million telephony subscriptions. As a result of the closing of the CWC acquisition on May 16, 2016, our total customers and RGUs increased by 1.3 million and 1.9 million, respectively. In terms of our Q2 2016 quarterly organic additions, including CWC's results for the stub period, we delivered 18,000 customer and 46,000 RGU additions. We ended Q2 2016 with a bundling ratio of 1.8 RGUs per customer, providing ample headroom for growth, as 29% of our customers subscribed to triple-play (0.8 million), 27% to double-play (0.8 million) and 44% to single-play products (1.3 million).
Looking at product performance, our organic subscriber growth was fueled by 31,000 broadband additions in Q2 2016, driven by superior speeds in markets like Chile and Puerto Rico. We also added 10,000 video subscribers and 5,000 telephony subscribers during Q2 2016.
Geographically, in Chile, we added 37,000 RGUs in Q2 2016, in-line with our performance in the prior-year period. Of note, VTR delivered record quarterly customer additions of 24,000 during the quarter. Subscriber growth was led by 30,000 broadband additions, up over 30% year-over-year, driven by the continued success of our “Vive Más” bundles. Further, we added 10,000 video subscribers, supported by our offers that feature the most HD channels in the market, while losing 3,000 fixed-line telephony subscribers.
Turning to our newly acquired CWC business, which spans a number of markets, we gained 7,000 RGUs during the last six weeks of Q2, consisting of 5,000 fixed-line telephony additions, 1,000 broadband internet gains and 1,000 video additions. More specifically, in Panama we added 4,000 RGUs during the period, consisting primarily of 3,000 video and 1,000 broadband RGU subscribers. This growth resulted in part from strong take-up of our DTH product and capitalization of our improved and expanding fixed network. Continued network investments also supported our gain of 8,000 RGU additions in Jamaica, with growth across each of our three fixed-line services. In the Bahamas, we experienced relatively flat broadband and fixed-line voice performance during the stub period, but plan to launch a video product in Q3 that we expect will strengthen our competitive position. Meanwhile, we lost 6,000 subscribers across our other markets, including 2,000 and 1,000 RGUs in Trinidad & Tobago and Barbados, respectively, which were characterized by challenging competitive and macroeconomic environments.
Finally, in Puerto Rico we gained 2,000 RGUs during the quarter, consisting of 4,000 fixed-line voice additions, flat broadband results and 2,000 video losses. Early in Q2, the former Choice footprint was re-branded under the Liberty Puerto Rico moniker, and our Q2 result included bundling success in the legacy Choice footprint. We continue to operate in a very difficult macroeconomic environment, but continue to benefit from our market-leading broadband speeds.

On the mobile front, we ended the quarter with 3.8 million subscribers, the vast majority of which were attributed to CWC (3.7 million). The highlight of the quarter in mobile was our performance in Chile, in which we added 7,000 mobile subscribers, composed of 8,000 postpaid additions and 1,000 low-ARPU prepaid losses. Additionally in Chile, we implemented several operational improvements associated with our mobile strategy that contributed to the positive results for the quarter. Moving to CWC, our mobile subscribers decreased by 1,000 organically during the stub period, driven primarily by a loss of 4,000 prepaid subscribers. More specifically, we continued to gain market share in Jamaica, which is one of the largest telecommunications markets in the region, as we added 3,000 mobile subscribers for the Q2 stub period. We also added a modest 1,000 subscribers in Panama, where competition remains intense in a prepaid market characterized by aggressive promotional activity. Offsetting our performance in Jamaica and Panama, we experienced a decline of 5,000 subscribers across the remainder of the CWC footprint, including 2,000 in Barbados.

Acquisition of Cable & Wireless - LiLAC Group
On May 16, 2016, a subsidiary of Liberty Global acquired CWC. Accordingly, CWC is included in Liberty Global's and LiLAC's financial information under Liberty Global's U.S. GAAP accounting policies effective May 16, 2016.
Revenue - LiLAC Group
For the operations attributed to the LiLAC Group, our reported revenue increased 94% to $603 million and 51% to $907 million for the three and six months ended June 30, 2016, as compared to the corresponding 2015 periods. For both periods, our reported growth was primarily driven by the acquisitions of CWC and Choice and, to a lesser extent, our organic revenue growth, partially offset by adverse FX movements. During the 45-day stub period from May 16 to June 30, 2016, CWC contributed $286 million of revenue. When adjusting to neutralize the impact of acquisitions and FX, our operations attributed to the LiLAC Group achieved year-over-year rebased revenue growth of 1% and 3% for the three and six months ended June 30, 2016, respectively.

From a geographic perspective, our Chilean operation reported year-over-year rebased revenue growth of 4.5% in Q2 2016, primarily attributable to higher cable subscription revenue, driven by an increase in both subscribers and ARPU per RGU, and growth in our mobile subscription revenue. This growth was partially offset by a decrease associated with the application of tariff decree reductions on ancillary services to former customers. In Puerto Rico, we posted 1% year-over-year rebased growth during the second quarter, as growth in B2B was partially offset by volume and ARPU per RGU declines in cable subscription revenue.

CWC experienced a 1% rebased revenue contraction for the period from May 16, 2016 through June 30, 2016, as compared to the corresponding prior-year period, as our revenue growth in Jamaica and Panama was more than offset by declines in Barbados, the Bahamas and Trinidad & Tobago.
Operating Income - LiLAC Group
For the three and six months ended June 30, 2016, operations attributed to the LiLAC Group reported operating income (loss) of ($21 million) and $39 million, respectively, representing declines of 132% and 67% when compared to the prior-year periods. These declines were primarily due to the net effect of (i) increases in OCF, as described below, (ii) increases in impairment, restructuring and other operating items, net and (iii) increases in depreciation and amortization. The changes in these factors were primarily due to the inclusion of CWC for the stub period.
Operating Cash Flow - LiLAC Group
Reported OCF for the LiLAC Group increased 81% to $231 million and 50% to $353 million for the three and six months ended June 30, 2016, respectively, as compared to the corresponding prior-year periods. The underlying reasons for our reported OCF growth were consistent with the aforementioned revenue drivers, including the contribution from CWC and Choice and negative FX movements. During the 45-day stub period from May 16 to June 30, 2016, CWC contributed $101 million of OCF. From a rebased perspective, LiLAC delivered 3% and 6% growth for the three and six months ended June 30, 2016, respectively.

On a regional basis, our CWC operation reported 4% year-over-year rebased OCF growth for the stub period in Q2. This growth includes the realization of staff and network-related synergies from CWC's integration with Columbus. During the third quarter of 2016, CWC will begin to broadcast live Premier League games in a number of its markets pursuant to a new multi-year agreement. The cost of the rights to broadcast these games is expected to result in a significant increase to CWC’s programming costs beginning in August 2016.

In Puerto Rico, we posted 5% rebased OCF growth during the second quarter, due to the aforementioned revenue drivers along with tight cost controls. Rounding out our operations, in Chile we reported 2% rebased OCF growth in Q2, as the previously mentioned revenue drivers, were partially offset by increases in programming and copyright costs, including the impact of non-functional currency spend due to the significant year-over-year decline in the Chilean peso relative to the U.S. dollar, and other costs.

From an OCF margin perspective, the LiLAC Group reported OCF margins of 38.3% and 38.9%, respectively, for the three and six months ended June 30, 2016. This compared to 41.0% and 39.4% margins that we reported for the corresponding prior-year periods. The year-over-year decline was primarily related to the inclusion of CWC's lower OCF margin for the stub period.

Property and Equipment Additions - LiLAC Group
For the three months ended June 30, 2016, operations attributed to the LiLAC Group reported P&E additions of $133 million or 22.1% of revenue, as compared to $70 million or 22.4% of revenue in Q2 2015. For the YTD period, the LiLAC Group incurred $205 million or 22.6% of revenue as compared to $126 million or 21.0% of revenue in the prior-year period.

The increase in absolute P&E additions for both periods was mainly related to the acquisitions of CWC and, to a lesser extent, Choice, along with higher spend for line extensions driven by our new build and upgrade program in Chile and Puerto Rico. These increases were partially offset by the depreciation of the Chilean peso against the U.S. dollar. Excluding CWC, our capital was allocated as follows during Q2 2016: 49% to CPE, 33% to scalable infrastructure, line extensions and upgrade/rebuild activity and 18% to support capital.
Condensed Consolidated Statements of Cash Flows - LiLAC Group
For the six months ended June 30, 2016, the LiLAC Group's net cash provided by operating activities was $106 million, as compared to $134 million during the prior-year period. This decrease in cash provided is primarily attributable to the net effect of (i) higher payments for taxes, (ii) higher payments for interest, (iii) an increase in cash provided by OCF and related working capital items and (iv) higher cash receipts related to derivative instruments.

For the six months ended June 30, 2016, the LiLAC Group's net cash used by investing activities was $171 million, as compared to $381 million during the prior-year period. This decrease in cash used is primarily attributable to the net effect of (i) an increase in cash received of $290 million in connection with acquisitions and (ii) an increase in cash used of $70 million related to higher payments for capital expenditures.

For the six months ended June 30, 2016, the LiLAC Group's net cash provided by financing activities was $283 million, as compared to $376 million during the prior-year period. This decrease in cash provided is primarily attributable to the net effect of (i) a decrease in cash of $111 million related to net inter-group payments and receipts, (ii) an increase in cash provided of $80 million due to higher net borrowings of debt and (iii) a decrease in cash provided of $25 million due to higher payments for financing costs and debt premiums.
Free Cash Flow - LiLAC Group
For the three and six months ended June 30, 2016, our operations attributed to the LiLAC Group posted negative FCF of $35 million and $15 million, respectively, as compared to positive FCF of $54 million and $28 million, respectively, in the prior-year periods.

The year-over-year declines for both Q2 and H1, as compared to the prior-year periods, were primarily the result of the negative impacts of increases in income tax payments in Chile and the inclusion of negative free cash flow from CWC's business that were only partially offset by increased benefits from vendor financing activities. In addition, the H1 decline reflects the positive impacts of organic OCF growth and the related working capital movements. For the period between May 16, 2016 and June 30, 2016, Cable and Wireless had a $22 million FCF deficit.

Including the impact of CWC, we continue to expect limited FCF8 for full-year 2016.

Leverage, Liquidity & Shares Outstanding - LiLAC Group
At June 30, 2016, we had attributed total third-party debt of $5.9 billion and cash and cash equivalents of $501 million for the LiLAC Group. As compared to March 31, 2016, the carrying value of our debt and cash balance attributed to the LiLAC Group increased by $3.6 billion and $205 million, respectively, primarily due to our acquisition of CWC.

Giving pro forma effect to include CWC's OCF for all of Q2, the LiLAC Group ended Q2 2016 with adjusted gross and net leverage ratios associated with the debt attributed to the LiLAC Group of 4.5x and 4.1x, respectively.

At the end of Q2 2016, the LiLAC Group's average tenor of third-party debt was just under six years, with less than 10% of our debt due prior to 2022, and the blended fully-swapped borrowing cost for our debt was 6.5%. With respect to our consolidated liquidity position, we finished Q2 2016 with approximately $1.0 billion, including $501 million of cash and $543 million of aggregate borrowing capacity under our credit facilities27.

At July 29, 2016, we had 174 million LiLAC shares outstanding, including 51 million Class A ordinary shares, 2 million Class B ordinary shares and 121 million Class C ordinary shares.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expected RGU additions; expected future revenue and OCF growth, as well as FCF; expectations with respect to the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including higher broadband speeds, launches of next-generation video services, new programming and fixed-mobile converged products; plans and expectations relating to new build and network extension opportunities, including estimated number of homes to be built out; expectations with respect to Liberty Go; the strength of our balance sheet and tenor of our third-party debt; continued pressures and offsetting factors relating to our operations in the Netherlands; the recent acquisition of CWC and the pending joint venture in the Netherlands and the anticipated benefits, costs and synergies in connection therewith; expectations regarding our share buyback program; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; our ability to maintain certain accreditations; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global's most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global
Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enables us to develop market-leading products delivered through next-generation networks that connect our 29 million customers who subscribe to over 59 million television, broadband internet and telephony services. We also serve 11 million mobile subscribers and offer WiFi service across seven million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Ziggo, Unitymedia, Telenet and UPC. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Mas Movil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region in over 30 markets.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Rebecca Pike	+44 20 8483 6216
John Rea	+1 303 220 4238

Footnotes

[1]
On July 1, 2015, Liberty Global completed the "LiLAC Transaction" pursuant to which each holder of Liberty Global’s then-outstanding ordinary shares remained a holder of the same amount and class of new Liberty Global ordinary shares and received one share of the corresponding class of LiLAC ordinary shares for each 20 then-outstanding Liberty Global ordinary shares held as of the record date for such distribution, with cash issued in lieu of fractional LiLAC ordinary shares. The Liberty Global ordinary shares following the LiLAC Transaction and the LiLAC ordinary shares are tracking shares. Tracking shares are intended by the issuing company to reflect or “track” the economic performance of a particular business or “group,” rather than the economic performance of the company as a whole. The Liberty Global ordinary shares and the LiLAC ordinary shares are intended to reflect or “track” the economic performance of the Liberty Global Group and the LiLAC Group (each as defined and described below), respectively. For more information regarding the tracking shares, see note 1 to our condensed consolidated financial statements included in our quarterly report on Form 10-Q filed on August 4, 2016 (the "10-Q"). “Liberty Global Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities that have been attributed to that group. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Unitymedia, UPC Holding BV, Telenet and Ziggo Group Holding. “LiLAC Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities that have been attributed to that group. The LiLAC Group comprises our operations in Latin America and the Caribbean and has attributed to it CWC, VTR and Liberty Puerto Rico.

[2]
Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[3]	Please see Revenue and Operating Cash Flow for information on rebased growth.

[4]	Please see Operating Cash Flow Definition and Reconciliation for our Operating Cash Flow ("OCF") definition and the required reconciliations.

[5]	On February 11, 2016, pursuant to a definitive agreement and following regulatory approval, Telenet acquired Telenet Group BVBA, formerly known as BASE Company NV ("BASE").

[6]	On May 16, 2016, pursuant to a scheme of arrangement and following shareholder approvals, we acquired Cable & Wireless Communications Limited (formerly Cable & Wireless Communications Plc) ("CWC").

[7]
Please see Free Cash Flow Definition and Reconciliation for information on Free Cash Flow (“FCF”) and the required reconciliations. For more detailed information concerning our operating, investing and financing cash flows, see the condensed consolidated statements of cash flows including in our Form 10-Q.

[8]
Our Liberty Global Group FCF guidance of over $2.0 billion for 2016 has been revised to include BASE and updated FX rates. Our new guidance for Liberty Global Group of $1.8 billion continues to include the Netherlands for all of 2016 and is based on FX rates as of August 2, 2016. Our LiLAC Group FCF guidance for 2016 continues to be "limited FCF" after revising to include CWC and update FX rates to August 2, 2016. Reconciliations of our FCF guidance for 2016 to a GAAP measure are not provided as not all elements of the reconciliation are projected as part of our forecasting process.

[9]	Our next-generation video base consists of Horizon TV, TiVo (in the U.K.), Digital TV with a Horizon-like user interface (Yelo in Belgium) as well as Horizon-Lite set-top boxes.
10    Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and, in the case of the Liberty Global Group, excludes the loans backed or secured by the shares we hold in ITV plc, Sumitomo Corporation and Lions Gate Entertainment Corp. For Liberty Global plc and LiLAC Group, our ratios are adjusted to reflect the Q2 2016 pre-acquisition OCF of CWC.

[11]
Our blended fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[12]	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.

[13]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of Customer Relationships.

[14]
Our three-year OCF guidance of 7% to 9% growth excludes Ziggo and is intended to be calculated as a compound annual growth rate in 2018 with 2015 as the base year, after adjusting for acquisitions, dispositions, FX and other factors that may affect the comparability of 2018 and 2015 results.

[15]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of Homes Passed.

[16]	Enhanced Video Subscriber - please see Footnotes for Operating Data and Subscriber Variance Tables for our Enhanced Video Subscriber definition.

[17]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[18]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of Basic Video Subscriber.

[19]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[20]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship or mobile subscriber, as applicable, and is calculated by dividing the average monthly cable subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) or mobile subscription revenue, as applicable, for the indicated period, by the average of the opening and closing balances for customer relationships or mobile subscribers, as applicable, for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated,

ARPU per customer relationship or mobile subscriber, as applicable, for the Liberty Global Group and LiLAC Group are not adjusted for currency impacts. ARPU per RGU refers to average monthly subscription revenue per average RGU, which is calculated by dividing the average monthly cable subscription revenue for the indicated period, by the average of the opening and closing balances of RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable.

[21]
In the U.K., Belgium and Switzerland we now offer our customers the option to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract ("split-contract programs"). Revenue associated with handsets sold under our split-contract programs is recognized upfront and included in other non-subscription revenue. We generally recognize the full sales price for the mobile handset upon delivery, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to our split-contract programs, all revenue from handset sales that was contingent upon delivering future airtime services was recognized over the life of the customer contract as part of the monthly fee and included in mobile subscription revenue.

[22]
Total B2B includes subscription (SOHO) and non-subscription revenue. Non-subscription revenue includes the amortization of deferred upfront installation fees and deferred nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. Most of this deferred revenue relates to Virgin Media's B2B contracts, and in connection with the application of the Virgin Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's B2B deferred revenue is accounting for $4.4 million and $8.8 million of the increase in Liberty Global Group's total B2B revenue for the three and six months ended June 30, 2016, respectively.

[23]
Liberty Global Group's 1.7% and 3.4% rebased mobile revenue growth (including interconnect and mobile handset sales revenue) for Q2 2016 and YTD 2016, respectively, includes the positive impact of our split-contract and non-subsidized handset sale programs in the U.K., Belgium, Switzerland, Ireland and Hungary, as further described above. Our split-contract and non-subsidized handset sale programs in the U.K., Belgium and Switzerland had a net positive effect on our mobile subscription and handset revenue of $7.8 million in Q2 2016 and $20.5 million in YTD 2016. The net positive effects of the split-contract and non-subsidized handset sale programs are comprised of (i) increases in handset revenue of $36.1 million and $72.7 million and (ii) decreases in mobile subscription revenue of $28.3 million and $52.2 million during Q2 2016 and YTD 2016, respectively.

[24]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[25]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

[26]	Represents principal amount of third-party debt and includes capital leases.

[27]
Our aggregate unused borrowing capacity of $4.4 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. This consists of $3.9 billion attributed to the Liberty Global Group and $543 million attributed to LiLAC Group. Upon completion of the relevant June 30, 2016 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing capacity would be $2.9 billion. This consists of $2.5 billion attributed to the Liberty Global Group and $411 million attributed to the LiLAC Group.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are included in our 10-Q. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our 10-Q.

Revenue and Operating Cash Flow
In the following tables, we present revenue and operating cash flow by reportable segment for the three and six months months ended June 30, 2016, as compared to the corresponding prior-year periods. All of our reportable segments derive their revenue primarily from consumer and B2B services, including video, broadband internet and fixed-line telephony services and, with the exception of Puerto Rico, mobile services. For detailed information regarding the composition of our reportable segments, see note 14 to our condensed consolidated financial statements included in our 10-Q.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2016, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2015 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2015 and 2016 in our rebased amounts for the three and six months ended June 30, 2015 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2016, (ii) exclude the pre-disposition revenue and OCF of "offnet" subscribers in the U.K. that were disposed in the fourth quarter of 2014 and the first half of 2015 from our rebased amounts for the three and six months ended June 30, 2015 to the same extent that the revenue and OCF of these disposed subscribers is excluded from our results for the three and six months ended June 30, 2016, (iii) exclude the revenue and OCF related to a partner network agreement that was terminated shortly after the Ziggo acquisition from our rebased amounts for the six months ended June 30, 2015 to the same extent that the revenue and OCF from this partner network is excluded from our results for the six months ended June 30, 2016, (iv) exclude the pre-disposition revenue, OCF and associated intercompany eliminations of Film1, which was disposed in the third quarter of 2015, from our rebased amounts for the three and six months ended June 30, 2015 to the same extent that the revenue, OCF and associated intercompany eliminations are excluded from our results for the three and six months ended June 30, 2016, (v) exclude the revenue and OCF of multi-channel multi-point (microwave) distribution system subscribers in Ireland that have disconnected since we announced the switch-off of this service effective April 2016 for the three and six months ended June 30, 2015 to the same extent that the revenue and OCF of these subscribers is excluded from our results for the three and six months ended June 30, 2016 and (vi) reflect the translation of our rebased amounts for the three and six months ended June 30, 2015 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2016. We have included CWC, BASE, Choice and two small entities in whole or in part in the determination of our rebased revenue and OCF for the three and six months ended June 30, 2015. We have reflected the revenue and OCF of the acquired entities in our 2015 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between Generally Accepted Accounting Principles in the United States (“GAAP”) and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased growth rates are not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

	Three months ended				Increase		Increase
	June 30,				(decrease)		(decrease)
Revenue	2016		2015		$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$1,717.7		$1,759.6		$(41.9)	(2.4)	3.2
The Netherlands	678.8		683.9		(5.1)	(0.7)	(2.8)
Germany	643.5		591.0		52.5	8.9	6.7
Belgium	707.3		500.3		207.0	41.4	3.5
Switzerland/Austria	447.0		448.8		(1.8)	(0.4)	1.6
Total Western Europe	4,194.3		3,983.6		210.7	5.3	2.6
Central and Eastern Europe	274.0		267.2		6.8	2.5	3.4
Central and other	(0.9)		(1.0)		0.1	N.M.	*
Total European Operations Division	4,467.4		4,249.8		217.6	5.1	2.6
Corporate and other	15.2		12.8		2.4	18.8	*
Intersegment eliminations	(11.4)		(7.5)		(3.9)	N.M.	*
Total Liberty Global Group	4,471.2		4,255.1		216.1	5.1	2.6
LiLAC Group:
LiLAC Division:
CWC	285.6		—		285.6	*	(0.7)
Chile	210.6		220.8		(10.2)	(4.6)	4.5
Puerto Rico	106.9		90.6		16.3	18.0	1.2
Total LiLAC Division	603.1	—	311.4	—	291.7	93.7	1.4
Intersegment eliminations	(0.2)		—		(0.2)	N.M.	*
Total LiLAC Group	602.9		311.4		291.5	93.6	1.4
Total	$5,074.1		$4,566.5		$507.6	11.1	2.5

Total Liberty Global Group excluding the Netherlands and BASE							4.0
Total Liberty Global Group excluding the Netherlands							3.7
LiLAC Group excluding CWC							3.4

* - Omitted; N.M. - Not Meaningful

	Six months ended			Increase		Increase
	June 30,			(decrease)		(decrease)
Revenue	2016		2015	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$3,404.2		$3,471.0	$(66.8)	(1.9)	3.4
The Netherlands	1,348.6		1,391.3	(42.7)	(3.1)	(2.9)
Germany	1,260.6		1,188.9	71.7	6.0	6.1
Belgium	1,317.5		1,003.0	314.5	31.4	4.2
Switzerland/Austria	880.4		888.1	(7.7)	(0.9)	2.0
Total Western Europe	8,211.3		7,942.3	269.0	3.4	2.7
Central and Eastern Europe	540.1		535.4	4.7	0.9	3.0
Central and other	(3.3)		(3.8)	0.5	N.M.	*
Total European Operations Division	8,748.1		8,473.9	274.2	3.2	2.7
Corporate and other	29.8		25.6	4.2	16.4	*
Intersegment eliminations	(22.6)		(15.3)	(7.3)	N.M.	*
Total Liberty Global Group	8,755.3		8,484.2	271.1	3.2	2.7
LiLAC Group:
LiLAC Division:
CWC	285.6		—	285.6	*	(0.7)
Chile	410.6		429.6	(19.0)	(4.4)	6.0
Puerto Rico	210.8		169.6	41.2	24.3	2.0
Total LiLAC Division	907.0	—	599.2	307.8	51.4	2.9
Intersegment eliminations	(0.2)		—	(0.2)	N.M.	*
Total LiLAC Group	906.8		599.2	307.6	51.3	2.9
Total	$9,662.1		$9,083.4	$578.7	6.4	2.7

Total Liberty Global Group excluding the Netherlands and BASE						4.0
Total Liberty Global Group excluding the Netherlands						3.8
LiLAC Group excl. CWC						4.6

* - Omitted; N.M. - Not Meaningful

	Three months ended		Increase		Increase
	June 30,		(decrease)		(decrease)
OCF	2016	2015	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$765.5	$805.6	$(40.1)	(5.0)	1.3
The Netherlands	364.1	371.0	(6.9)	(1.9)	(4.0)
Germany	400.3	366.9	33.4	9.1	7.0
Belgium	311.3	260.8	50.5	19.4	1.2
Switzerland/Austria	263.6	259.7	3.9	1.5	3.8
Total Western Europe	2,104.8	2,064.0	40.8	2.0	1.7
Central and Eastern Europe	114.6	118.4	(3.8)	(3.2)	(2.0)
Central and other	(82.1)	(72.7)	(9.4)	N.M.	*
Total European Operations Division	2,137.3	2,109.7	27.6	1.3	1.2
Corporate and other	(62.7)	(52.3)	(10.4)	(19.9)	*
Total Liberty Global Group	2,074.6	2,057.4	17.2	0.8	0.6
LiLAC Group:
LiLAC Division:
CWC	101.0	—	101.0	*	3.6
Chile	81.8	87.6	(5.8)	(6.6)	2.4
Puerto Rico	50.0	40.8	9.2	22.5	5.0
Total LiLAC Division	232.8	128.4	104.4	81.3	3.5
Corporate and other	(1.7)	(0.8)	(0.9)	N.M.	*
Total LiLAC Group	231.1	127.6	103.5	81.1	3.1
Total	$2,305.7	$2,185.0	$120.7	5.5	0.9

Total Liberty Global Group excluding the Netherlands and BASE					2.4
Total Liberty Global Group excluding the Netherlands					1.7
LiLAC Group excl. CWC					2.7

Operating Income (Loss)
Liberty Global Group	$508.7	$559.0	$(50.3)	(9.0)
LiLAC Group	(20.9)	65.9	(86.8)	(131.7)
Total	$487.8	$624.9	$(137.1)	(21.9)

* - Omitted; N.M. - Not Meaningful

	Six months ended		Increase		Increase
	June 30,		(decrease)		(decrease)
OCF	2016	2015	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$1,510.1	$1,568.9	$(58.8)	(3.7)	2.4
The Netherlands	732.0	738.9	(6.9)	(0.9)	(0.8)
Germany	779.7	730.9	48.8	6.7	6.7
Belgium	581.1	507.8	73.3	14.4	1.7
Switzerland/Austria	521.7	508.5	13.2	2.6	5.8
Total Western Europe	4,124.6	4,055.0	69.6	1.7	2.9
Central and Eastern Europe	225.5	236.5	(11.0)	(4.7)	(2.5)
Central and other	(166.4)	(140.6)	(25.8)	N.M.	*
Total European Operations Division	4,183.7	4,150.9	32.8	0.8	2.1
Corporate and other	(115.5)	(104.4)	(11.1)	(10.6)	*
Total Liberty Global Group	4,068.2	4,046.5	21.7	0.5	1.8
LiLAC Group:
LiLAC Division:
CWC	101.0	—	101.0	*	3.6
Chile	158.1	163.6	(5.5)	(3.4)	7.3
Puerto Rico	96.8	74.3	22.5	30.3	6.1
Total LiLAC Division	355.9	237.9	118.0	49.6	5.9
Corporate and other	(2.9)	(2.1)	(0.8)	N.M.	*
Total LiLAC Group	353.0	235.8	117.2	49.7	5.7
Total	$4,421.2	$4,282.3	$138.9	3.2	2.1

Total Liberty Global Group excluding the Netherlands and BASE					2.7
Total Liberty Global Group excluding the Netherlands					2.4
LiLAC Group excl. CWC					6.5

Operating Income
Liberty Global Group	$1,035.3	$1,064.5	$(29.2)	(2.7)
LiLAC Group	39.1	117.9	(78.8)	(66.8)
Total	$1,074.4	$1,182.4	$(108.0)	(9.1)

* - Omitted; N.M. - Not Meaningful

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment OCF to our operating income is presented below.

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Consolidated Liberty Global	in millions		in millions
Total segment OCF	$2,305.7	$2,185.0	$4,421.2	$4,282.3
Share-based compensation expense	(74.6)	(56.6)	(143.6)	(128.0)
Depreciation and amortization	(1,553.0)	(1,477.8)	(2,988.5)	(2,929.2)
Impairment, restructuring and other operating items, net	(190.3)	(25.7)	(214.7)	(42.7)
Operating income	$487.8	$624.9	$1,074.4	$1,182.4

Liberty Global Group
Total segment OCF	$2,074.6	$2,057.4	$4,068.2	$4,046.5
Share-based compensation expense	(71.4)	(55.0)	(138.6)	(127.5)
Inter-group fees and allocations	2.1	—	4.2	—
Depreciation and amortization	(1,426.9)	(1,423.5)	(2,810.1)	(2,822.7)
Impairment, restructuring and other operating items, net	(69.7)	(19.9)	(88.4)	(31.8)
Operating income	$508.7	$559.0	$1,035.3	$1,064.5

LiLAC Group
Total segment OCF	$231.1	$127.6	$353.0	$235.8
Share-based compensation expense	(3.2)	(1.6)	(5.0)	(0.5)
Inter-group fees and allocations	(2.1)	—	(4.2)	—
Depreciation and amortization	(126.1)	(54.3)	(178.4)	(106.5)
Impairment, restructuring and other operating items, net	(120.6)	(5.8)	(126.3)	(10.9)
Operating income	$(20.9)	$65.9	$39.1	$117.9

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at June 30, 2016:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and Liberty Global Group unrestricted subsidiaries	$2,480.2	$62.8	$2,543.0	$664.4
Virgin Media[3]	14,596.3	116.7	14,713.0	37.1
UPC Holding	6,644.7	25.7	6,670.4	60.7
Unitymedia	7,989.4	703.3	8,692.7	0.3
Ziggo Group Holding	8,089.7	0.3	8,090.0	5.2
Telenet	4,880.5	388.9	5,269.4	18.0
Total Liberty Global Group	44,680.8	1,297.7	45,978.5	785.7
LiLAC Group unrestricted subsidiaries	—	—	—	64.4
CWC	3,559.1	13.1	3,572.2	248.2
VTR Finance	1,417.5	0.4	1,417.9	117.6
Liberty Puerto Rico	942.5	0.3	942.8	70.4
Total LiLAC Group	5,919.1	13.8	5,932.9	500.6
Total	$50,599.9	$1,311.5	$51,911.4	$1,286.3

Property and Equipment Additions and Capital Expenditures
The tables below highlight the categories of the property and equipment additions attributed to the Liberty Global Group and the LiLAC Group for the indicated periods and reconciles those additions to the capital expenditures that are presented in the attributed statement of cash flows information included in Exhibit 99.1 to our 10-Q:

Liberty Global Group

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
	in millions, except % amounts
Customer premises equipment	$294.8	$283.3	$596.4	$551.6
Scalable infrastructure	242.2	202.8	411.6	371.3
Line extensions	182.5	106.4	306.1	200.4
Upgrade/rebuild	106.6	129.3	219.6	248.6
Support capital & other	272.4	249.0	490.3	467.7
Property and equipment additions	1,098.5	970.8	2,024.0	1,839.6
Assets acquired under capital-related vendor financing arrangements[4]	(490.5)	(380.9)	(929.4)	(675.9)
Assets acquired under capital leases	(13.7)	(12.5)	(41.6)	(74.5)
Changes in current liabilities related to capital expenditures	(86.9)	(37.8)	41.5	61.8
Capital expenditures[5]	$507.4	$539.6	$1,094.5	$1,151.0

Property and equipment additions as % of revenue	24.6%	22.8%	23.1%	21.7%

LiLAC Group

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
	in millions, except % amounts
Customer premises equipment	$39.4	$36.1	$74.2	$69.1
Scalable infrastructure	13.6	14.5	25.6	25.3
Line extensions	11.1	5.1	21.1	7.2
Upgrade/rebuild	1.8	1.4	3.5	2.6
Support capital & other	13.9	12.7	26.9	21.7
CWC P&E Additions	53.6	—	53.6	—
Property and equipment additions	133.4	69.8	204.9	125.9
Assets acquired under capital-related vendor financing arrangements	(17.0)	—	(17.0)	—
Assets acquired under capital leases	(0.2)	—	(0.2)	—
Changes in current liabilities and cash derivatives related to capital expenditures	15.4	(8.2)	(6.1)	(14.5)
Capital expenditures	$131.6	$61.6	$181.6	$111.4

Property and equipment additions as % of revenue	22.1%	22.4%	22.6%	21.0%
______________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding, Ziggo Group Holding and Telenet include notes issued by special purpose entities that are consolidated by each.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes Virgin Media. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes $0.6 million of cash and cash equivalents held by Virgin Media. This amount is included in the amount shown for Liberty Global and Liberty Global Group unrestricted subsidiaries. In addition, the $55 million principal amount of the 6.5% convertible notes of Virgin Media is excluded from the debt of the Virgin Media borrowing group and included in the debt of Liberty Global and Liberty Global Group unrestricted subsidiaries.

[4]
Amounts exclude related VAT of $68 million and $54 million during the three months ended June 30, 2016 and 2015, respectively, and $129 million and $89 million during the six months ended June 30, 2016 and 2015, respectively, that were also financed by our vendors under these arrangements.

[5]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow Definition and Reconciliation
We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards, (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (iii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our condensed consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our condensed consolidated statements of cash flows. The following table provides the reconciliation of our net cash provided by operating activities to FCF for the indicated periods:

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
	in millions
Consolidated Liberty Global
Net cash provided by operating activities	$1,577.7	$1,311.9	$2,666.6	$2,685.8
Excess tax benefits from share-based compensation[6]	1.4	(2.1)	3.2	17.9
Cash payments for direct acquisition and disposition costs	77.8	231.2	86.0	238.8
Expenses financed by an intermediary[7]	239.7	42.6	393.2	51.7
Capital expenditures	(639.0)	(601.2)	(1,276.1)	(1,262.4)
Principal payments on amounts financed by vendors and intermediaries	(748.0)	(350.4)	(1,420.9)	(732.1)
Principal payments on certain capital leases	(28.5)	(39.7)	(55.9)	(77.4)
FCF	$481.1	$592.3	$396.1	$922.3

Liberty Global Group
Net cash provided by operating activities	$1,541.8	$1,198.2	$2,560.8	$2,552.1
Excess tax benefits from share-based compensation	1.4	(0.8)	3.2	16.0
Cash payments for direct acquisition and disposition costs	16.8	228.2	24.9	234.8
Expenses financed by an intermediary	239.7	42.6	393.2	51.7
Capital expenditures	(507.4)	(539.6)	(1,094.5)	(1,151.0)
Principal payments on amounts financed by vendors and intermediaries	(748.0)	(350.4)	(1,420.9)	(732.1)
Principal payments on certain capital leases	(27.9)	(39.6)	(55.2)	(77.2)
FCF	$516.4	$538.6	$411.5	$894.3

LiLAC Group
Net cash provided by operating activities	$35.9	$113.7	$105.8	$133.7
Excess tax benefits from share-based compensation	—	(1.3)	—	1.9
Cash payments for direct acquisition and disposition costs	61.0	3.0	61.1	4.0
Capital expenditures	(131.6)	(61.6)	(181.6)	(111.4)
Principal payments on certain capital leases	(0.6)	(0.1)	(0.7)	(0.2)
FCF	$(35.3)	$53.7	$(15.4)	$28.0
___________________________________________

[6]
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our condensed consolidated statements of cash flows.

[7]	For purposes of our condensed consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our free cash flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU per Customer Relationship8
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended June 30,					%	FX-Neutral[9]
	2016			2015		Change	% Change
Liberty Global Consolidated		$44.65			$44.83	(0.4)%	1.5%
Liberty Global Group		€39.13			€39.70	(1.4)%	2.1%
U.K. & Ireland (Virgin Media)		£49.61			£49.23	0.8%	0.1%
Germany (Unitymedia)		€24.24	24.24		€22.80	6.3%	6.3%
Belgium (Telenet)		€53.43			€50.43	5.9%	5.9%
The Netherlands (Ziggo)		€44.96			€44.52	1.0%	1.0%
Other Europe (UPC Holding)		€26.76			€27.68	(3.3)%	0.3%
LiLAC Group[10]		$49.69			$59.52	(16.5)%	(11.0)%
Chile (VTR)	CLP	33,078		CLP	32,682	1.2%	1.2%
CWC		$32.64		$	N/A	N/A	N/A
Puerto Rico		$79.54			$85.10	(6.5)%	(6.5)%
_________________________________________

[8]	The amounts presented for the 2016 period reflect the post-acquisition revenue for CWC, which was acquired on May 16, 2016. The impact of CWC is not included in the three months ended June 30, 2015.

[9]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[10]	The decrease in the LiLAC Group ARPU is primarily due to the inclusion of CWC. Excluding CWC, the LiLAC Group ARPU is $56.08 for the three months ended June 30, 2016.

Mobile Statistics
The following tables provide ARPU per mobile subscriber11 and mobile subscribers12 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended June 30,		%	FX-Neutral
	2016	2015	Change	% Change
Liberty Global Group:
Including interconnect revenue	$19.84	$22.54	(12.0)%	(8.6)%
Excluding interconnect revenue	$16.13	$18.67	(13.6)%	(10.0)%

LiLAC Group:
Including interconnect revenue	$19.10	$27.70	(31.1)%	(24.4)%
Excluding interconnect revenue	$17.01	$24.96	(31.8)%	(25.3)%

	Mobile Subscribers
	June 30, 2016	March 31, 2016	Change
Liberty Global Group:
U.K.	3,021,400	2,997,400	24,000
Belgium	3,007,900	3,016,600	(8,700)
Germany	358,700	357,300	1,400
The Netherlands	207,200	197,000	10,200
Switzerland	55,600	40,700	14,900
Austria	21,100	17,400	3,700
Ireland	11,800	10,500	1,300
Total Western Europe	6,683,700	6,636,900	46,800
Hungary	47,400	41,300	6,100
Poland	6,200	6,700	(500)
Total CEE	53,600	48,000	5,600
Liberty Global Group	6,737,300	6,684,900	52,400

LiLAC Group:
Panama	2,002,300	—	2,002,300
Jamaica	886,200	—	886,200
Bahamas	305,300	—	305,300
Barbados	129,800	—	129,800
Other	376,700	—	376,700
CWC Total	3,700,300	—	3,700,300
Chile	139,000	132,000	7,000
LiLAC Group	3,839,300	132,000	3,707,300
Grand Total	10,576,600	6,816,900	3,759,700
__________________________________________

[11]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period. The amounts for the three months ended June 30, 2015 do not include the impact of CWC and BASE in Belgium. The decrease in ARPU per mobile subscriber for the Liberty Global Group is largely due to our split-contract programs. The decrease in ARPU per mobile subscriber for the LiLAC Group is primarily due to the inclusion of CWC. Excluding CWC, the LiLAC Group ARPU per mobile subscriber for the three months ended June 30, 2016 was $26.54 (including interconnect) and $23.97 (excluding interconnect).

[12]
In a number of countries, our mobile subscribers received mobile services pursuant to prepaid contracts. As of June 30, 2016, the prepaid mobile subscriber count included the following: Panama (1,830,400), Belgium (982,100), Jamaica (864,000), U.K. (677,000), Bahamas (269,100), Barbados (98,800), Chile (8,900) and twelve remaining CWC geographies (320,100). At March 31, 2016, the prepaid mobile subscriber count included the following: Belgium (1,018,500), U.K. (693,100) and Chile (9,900).

RGUs, Customers and Bundling13
The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at June 30, 2016, March 31, 2016, and June 30, 2015:

	June 30, 2016	March 31, 2016	June 30, 2015	Q2’16 / Q1’16 (% Change)	Q2’16 / Q2’15 (% Change)
Liberty Global Group
Total RGUs
Video RGUs	22,508,100	22,580,300	22,823,300	(0.3%)	(1.4%)
Broadband Internet RGUs	17,105,800	16,945,500	16,372,000	0.9%	4.5%
Telephony RGUs	14,261,600	14,118,400	13,650,300	1.0%	4.5%
Total Liberty Global Group	53,875,500	53,644,200	52,845,600	0.4%	1.9%

Customers
Single-Play Customers	9,409,000	9,551,100	10,058,800	(1.5%)	(6.5%)
Dual-Play Customers	4,478,800	4,415,200	4,194,600	1.4%	6.8%
Triple-Play Customers	11,836,300	11,754,200	11,465,900	0.7%	3.2%
Total Liberty Global Group	25,724,100	25,720,500	25,719,300	—%	—%

% of Single-Play Customers	36.6%	37.1%	39.1%	(1.3%)	(6.4%)
% of Dual-Play Customers	17.4%	17.2%	16.3%	1.2%	6.7%
% of Triple-Play Customers	46.0%	45.7%	44.6%	0.7%	3.1%

RGUs per customer relationship	2.09	2.09	2.05	—%	2.0%

LiLAC Group
Total RGUs
Video RGUs	1,739,500	1,293,400	1,290,700	34.5%	34.8%
Broadband Internet RGUs	2,013,600	1,347,600	1,285,900	49.4%	56.6%
Telephony RGUs	1,685,600	876,200	888,000	92.4%	89.8%
Total LiLAC Group	5,438,700	3,517,200	3,464,600	54.6%	57.0%

Customers
Single-Play Customers	1,307,100	570,000	559,400	129.3%	133.7%
Dual-Play Customers	807,000	382,200	365,100	111.1%	121.0%
Triple-Play Customers	839,200	727,600	725,000	15.3%	15.8%
Total LiLAC Group	2,953,300	1,679,800	1,649,500	75.8%	79.0%

% of Single-Play Customers	44.3%	33.9%	33.9%	30.7%	30.7%
% of Dual-Play Customers	27.3%	22.8%	22.1%	19.7%	23.5%
% of Triple-play Customers	28.4%	43.3%	44.0%	(34.4%)	(35.5%)

RGUs per customer relationship	1.84	2.09	2.10	(12.0%)	(12.4%)
__________________________________________

[13]	The June 30, 2015 and March 31, 2016 figures do not include the impact of the CWC acquisition.

	Consolidated Operating Data — June 30, 2016
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)

U.K.	13,072,300	13,057,000	5,200,900	12,908,400	—	3,712,600	—	3,712,600	4,808,000	4,387,800
Germany	12,808,700	12,614,500	7,147,600	12,651,600	4,901,800	1,543,600	—	6,445,400	3,207,500	2,998,700
The Netherlands(10)	7,053,000	7,039,600	4,033,300	9,660,600	720,200	3,291,500	—	4,011,700	3,118,400	2,530,500
Belgium	2,963,500	2,963,500	2,161,300	4,870,200	308,900	1,728,100	—	2,037,000	1,586,700	1,246,500
Switzerland(10)	2,216,700	2,216,700	1,299,700	2,496,500	591,000	663,800	—	1,254,800	743,700	498,000
Austria	1,380,100	1,380,100	652,200	1,393,100	126,000	366,200	—	492,200	493,600	407,300
Ireland	837,600	784,400	461,500	1,039,600	29,800	293,500	—	323,300	364,200	352,100
Total Western Europe	40,331,900	40,055,800	20,956,500	45,020,000	6,677,700	11,599,300	—	18,277,000	14,322,100	12,420,900
Poland	3,059,300	2,994,500	1,434,200	2,900,700	224,300	979,800	—	1,204,100	1,078,100	618,500
Hungary	1,660,300	1,642,800	1,107,500	2,119,300	151,300	504,700	295,400	951,400	608,200	559,700
Romania	2,737,400	2,672,900	1,245,200	2,182,000	274,600	617,300	344,900	1,236,800	512,300	432,900
Czech Republic	1,430,000	1,396,700	709,000	1,209,200	126,600	353,200	115,300	595,100	460,500	153,600
Slovakia	544,300	523,100	271,700	444,300	31,600	143,000	69,100	243,700	124,600	76,000
Total CEE	9,431,300	9,230,000	4,767,600	8,855,500	808,400	2,598,000	824,700	4,231,100	2,783,700	1,840,700
Total Liberty Global Group	49,763,200	49,285,800	25,724,100	53,875,500	7,486,100	14,197,300	824,700	22,508,100	17,105,800	14,261,600

Chile	3,150,600	2,638,600	1,303,800	2,772,000	87,400	953,300	—	1,040,700	1,056,200	675,100
CWC
Panama	415,700	240,200	391,800	518,200	—	51,800	39,200	91,000	124,800	302,400
Jamaica	469,800	459,800	300,000	484,400	—	104,800	—	104,800	168,100	211,500
Trinidad & Tobago	310,500	310,500	184,800	292,100	—	135,500	—	135,500	132,000	24,600
Barbados	121,800	121,800	96,300	173,800	—	20,400	—	20,400	67,400	86,000
Bahamas	140,600	140,600	61,500	86,900	—	600	—	600	24,800	61,500
Other	354,300	334,500	218,300	326,900	12,800	72,300	—	85,100	119,100	122,700
Total CWC	1,812,700	1,607,400	1,252,700	1,882,300	12,800	385,400	39,200	437,400	636,200	808,700
Puerto Rico	1,078,600	1,078,600	396,800	784,400	—	261,400	—	261,400	321,200	201,800
Total LiLAC Group	6,041,900	5,324,600	2,953,300	5,438,700	100,200	1,600,100	39,200	1,739,500	2,013,600	1,685,600

Grand Total	55,805,100	54,610,400	28,677,400	59,314,200	7,586,300	15,797,400	863,900	24,247,600	19,119,400	15,947,200

	Subscriber Variance Table - June 30, 2016 vs March 31, 2016
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)

U.K.	94,300	96,200	30,800	66,000	—	(7,200)	—	(7,200)	42,700	30,500
Germany	25,700	13,700	10,500	109,300	(47,900)	34,600	—	(13,300)	61,300	61,300
The Netherlands(10)	16,300	16,800	(13,200)	(27,700)	(16,300)	(16,400)	—	(32,700)	9,500	(4,500)
Belgium	10,000	10,000	(2,500)	17,600	(13,400)	9,300	—	(4,100)	9,400	12,300
Switzerland(10)	19,300	19,800	(14,700)	(20,400)	(10,000)	(4,200)	—	(14,200)	(3,400)	(2,800)
Austria	5,000	5,000	1,000	10,700	(7,100)	3,900	—	(3,200)	5,200	8,700
Ireland	1,400	8,900	(6,700)	(15,900)	(1,100)	(8,200)	—	(9,300)	(3,500)	(3,100)
Total Western Europe	172,000	170,400	5,200	139,600	(95,800)	11,800	—	(84,000)	121,200	102,400
Poland	60,400	61,200	(3,000)	28,800	(7,800)	9,800	—	2,000	13,300	13,500
Hungary	15,400	15,400	5,000	23,800	(7,600)	11,000	2,200	5,600	9,400	8,800
Romania	53,400	50,300	100	31,300	(7,600)	10,600	(700)	2,300	11,700	17,300
Czech Republic	4,900	4,900	(1,700)	5,600	8,000	(1,300)	(2,300)	4,400	4,000	(2,800)
Slovakia	3,200	3,700	(2,000)	2,200	(2,300)	—	(200)	(2,500)	700	4,000
Total CEE	137,300	135,500	(1,600)	91,700	(17,300)	30,100	(1,000)	11,800	39,100	40,800
Total Liberty Global Group	309,300	305,900	3,600	231,300	(113,100)	41,900	(1,000)	(72,200)	160,300	143,200

Chile	69,600	70,300	24,100	36,800	(2,800)	13,100	—	10,300	29,800	(3,300)
CWC
Panama	415,700	240,200	391,800	518,200	—	51,800	39,200	91,000	124,800	302,400
Jamaica	469,800	459,800	300,000	484,400	—	104,800	—	104,800	168,100	211,500
Trinidad & Tobago	310,500	310,500	184,800	292,100	—	135,500	—	135,500	132,000	24,600
Barbados	121,800	121,800	96,300	173,800	—	20,400	—	20,400	67,400	86,000
Bahamas	140,600	140,600	61,500	86,900	—	600	—	600	24,800	61,500
Other	354,300	334,500	218,300	326,900	12,800	72,300	—	85,100	119,100	122,700
Total CWC	1,812,700	1,607,400	1,252,700	1,882,300	12,800	385,400	39,200	437,400	636,200	808,700
Puerto Rico	6,100	6,100	(3,300)	2,400	—	(1,600)	—	(1,600)	—	4,000
Total LiLAC Group	1,888,400	1,683,800	1,273,500	1,921,500	10,000	396,900	39,200	446,100	666,000	809,400

Grand Total	2,197,700	1,989,700	1,277,100	2,152,800	(103,100)	438,800	38,200	373,900	826,300	952,600

									Continued below

	Subscriber Variance Table - June 30, 2016 vs March 31, 2016
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)

Organic Change Summary:
U.K.	94,300	96,200	30,800	66,000	—	(7,200)	—	(7,200)	42,700	30,500
Germany	25,700	34,000	10,500	109,300	(47,900)	34,600	—	(13,300)	61,300	61,300
The Netherlands	16,300	16,800	(13,200)	(27,700)	(16,300)	(16,400)	—	(32,700)	9,500	(4,500)
Belgium	10,000	10,000	(2,500)	17,600	(13,400)	9,300	—	(4,100)	9,400	12,300
Other Europe	163,000	169,200	(22,000)	66,100	(35,500)	21,600	(1,000)	(14,900)	37,400	43,600
Total Liberty Global Group	309,300	326,200	3,600	231,300	(113,100)	41,900	(1,000)	(72,200)	160,300	143,200
Chile	69,600	70,300	24,100	36,800	(2,800)	13,100	—	10,300	29,800	(3,300)
CWC
Panama	—	—	3,100	4,300	—	500	2,400	2,900	1,000	400
Jamaica	—	—	(1,100)	7,900	—	2,200	—	2,200	900	4,800
Trinidad & Tobago	—	—	(1,800)	(1,900)	—	(2,500)	—	(2,500)	(800)	1,400
Barbados	—	—	(1,000)	(1,200)	—	(100)	—	(100)	(500)	(600)
Bahamas	—	—	—	300	—	300	—	300	100	(100)
Other	—	—	(2,300)	(2,900)	(700)	(1,100)	—	(1,800)	200	(1,300)
Total CWC	—	—	(3,100)	6,500	(700)	(700)	2,400	1,000	900	4,600
Puerto Rico	6,100	6,100	(3,300)	2,400	—	(1,600)	—	(1,600)	—	4,000
Total LiLAC Group	75,700	76,400	17,700	45,700	(3,500)	10,800	2,400	9,700	30,700	5,300
Total Organic Change	385,000	402,600	21,300	277,000	(116,600)	52,700	1,400	(62,500)	191,000	148,500

Q2 2016 Adjustments:
Q2 2016 Acquisition - Panama	415,700	240,200	388,700	513,900	—	51,300	36,800	88,100	123,800	302,000
Q2 2016 Acquisition - Jamaica	469,800	459,800	301,100	476,500	—	102,600	—	102,600	167,200	206,700
Q2 2016 Acquisition - Trinidad & Tobago	310,500	310,500	186,600	294,000	—	138,000	—	138,000	132,800	23,200
Q2 2016 Acquisition - Barbados	121,800	121,800	97,300	175,000	—	20,500	—	20,500	67,900	86,600
Q2 2016 Acquisition - Bahamas	140,600	140,600	61,500	86,600	—	300	—	300	24,700	61,600
Q2 2016 Acquisition - Other CWC	354,300	334,500	220,600	329,800	13,500	73,400	—	86,900	118,900	124,000
Q2 2016 Germany Adjustments	—	(20,300)	—	—	—	—	—	—	—	—
Net Adjustments	1,812,700	1,587,100	1,255,800	1,875,800	13,500	386,100	36,800	436,400	635,300	804,100
Net Adds (Reductions)	2,197,700	1,989,700	1,277,100	2,152,800	(103,100)	438,800	38,200	373,900	826,300	952,600

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands we do not report homes passed for Switzerland’s and the Netherlands’ partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

(4)
Revenue Generating Unit or "RGU" is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2016 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

(5)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. In Europe, we have approximately 150,200 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland and the Netherlands over partner networks receive basic video services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 49,300 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 100,800 subscribers who have requested and received this service.

(9)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 38,100 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 64,200 subscribers who have requested and received this service.

(10)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2016, Switzerland’s partner networks account for 141,700 Customer Relationships, 288,400 RGUs, 106,200 Enhanced Video Subscribers, 108,000 Internet Subscribers, and 74,200 Telephony Subscribers.

Additional General Notes to Tables:

As a result of our decision to discontinue our Multi-channel Multipoint Distribution System (“MMDS”) service in Ireland, we have excluded subscribers to our MMDS service from our externally reported operating statistics effective January 1, 2016, which resulted in a reduction to Homes Passed, RGUs, and Customer Relationships in Ireland and Slovakia of 22,200 and 500, respectively.

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” SOHO customers of CWC are not included in our respective RGU and customer counts as of June 30, 2016. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments such as bars, hotels and hospitals in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities, including CWC, is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.